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                       SECURITIES AND EXCHANGE COMMISSION

                                 WASHINGTON, DC

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940


          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.        NAME:       Modern Woodmen of America Variable Annuity Account

B.        ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE, ZIP
          CODE):

                      1701  1st Avenue
                      Rock Island, Illinois  61201

C.        TELEPHONE NUMBER (INCLUDING AREA CODE):

                      (309) _786-6481______

D.        NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

                      C. Ernest Beane, Esq.
                      Modern Woodmen of America
                      1701  1st Avenue
                      Rock Island, Illinois  61201

          COPY TO:

                      Stephen E. Roth, Esq.
                      Sutherland Asbill & Brennan LLP
                      1275 Pennsylvania Avenue, NW
                      Washington, D.C.  20004-2415

E.       CHECK APPROPRIATE BOX:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                           Yes:  X          No:

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                              FORM N-8A SIGNATURES


Pursuant to the requirements of the Investment Company Act of 1940, Registrant has caused this notification of registration to be duly signed on behalf of Registrant in the City of Rock Island and the State of Illinois on the 21st day of May, 2001.

                              Modern Woodmen of America Variable Annuity Account



                                            By: /s/ Clyde C. Schoek
                                               -------------------------------
                                            Clyde C. Schoek
                                            President